FIRSTAR STELLAR FUNDS

                    AMENDED AND RESTATED MULTIPLE CLASS PLAN

         This Amended and Restated Multiple Class Plan ("Plan") is adopted by FIRSTAR STELLAR FUNDS (the "Trust"), a Massachusetts Business Trust with respect to the classes of shares ("Classes") of the portfolios of the Trust (the "Funds") set forth in the exhibits hereto.

1.       PURPOSE

         This Plan is adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "Rule"), so as to allow the Trust to issue more than one class of shares of any or all of the Funds ("Covered Classes") in reliance on the rule and to make payments as contemplated herein.

2.       SEPARATE ARRANGEMENTS/CLASS DIFFERENCES

A) DESIGNATION OF CLASSES: The Funds set forth on Exhibit A offer two or more classes of shares: A Shares, B Shares, C Shares or Y Shares.

B) SALES LOAD AND EXPENSES: A Shares are subject to a front-end sales load as described in the Prospectus and a Rule 12b-I fee. B Shares are subject to a contingent deferred sales load as described in the Prospectus, and a Rule 12b-I fee. C Shares are not subject to a sales load, but are subject to a Rule 12b-I fee. Y Shares are not subject to a sales load or a Rule 12b-I fee.

C) DISTRIBUTION OF SHARES: A Shares, B Shares, and C Shares are sold primarily to individuals who purchase shares through Firstar Bank, N.A. and MDS Securities. Quantity discounts, accumulated purchases, concurrent purchases, purchases in conjunction with a letter of intent, reinstatement privileges, systematic withdrawal and purchases at net asset value as they relate to A Shares and B Shares, are as described in the applicable prospectus. Y Shares are offered primarily to trusts, fiduciaries and other institutions through Firstar Bank, N.A.

D) MINIMUM INVESTMENT AMOUNTS: The minimum initial investment in the Funds is $1,000 ($25 for Firstar Bank Connection Group banking customers and Firstar Bank employees and members of their immediate family). For Y Shares, the minimum investment will be calculated by combining all mutual fund accounts that the shareholder maintains with Firstar Bank and invests with Firstar Stellar Funds.

E) VOTING RIGHTS: Shareholders of each class are entitled to one vote for each share held on the record date for any action requiring a vote by the shareholders and a proportionate fractional vote for each fractional vote held. Shareholders of the Trust will vote in the aggregate and not by Fund or class except (i) as otherwise expressly required by law or when the Trustees determine that the matter to be voted upon affects only the interests of the shareholders of a particular Fund or class, and (ii) only holders of A Shares, B Shares, and C Shares will be entitled to vote on matters submitted to shareholder vote with respect to the Rule 12b-I Plan applicable to such class.

3.       EXPENSE ALLOCATIONS

         The expenses incurred pursuant to the Rule 12b-I Plan will be borne solely by the A Shares, B Shares, and C Shares of the applicable Fund, and constitute the only expenses allocated to one class and not the other.

4.       EXCHANGE FEATURES

         Holders of C Shares or Y Shares of any Firstar Stellar Fund may exchange such shares for C Shares or Y Shares of any other Star fund, at net asset value. Holders of B Shares of any Firstar Stellar fund may exchange such shares for B Shares or C Shares of any other Firstar Stellar fund, at net asset value. Holders of A Shares of any Star fund may exchange such shares for A Shares or C Shares of any other Firstar, at net asset value plus the difference (if any) between the sales charge already paid on the shares of the Fund which are being exchanged out of, and any sales charge imposed by the fund which is being exchanged into. In all cases, shareholders will be required to pay a sales charge only once.

5.       EFFECTIVENESS

         This Plan shall become effective with respect to each class, (i) to the extent required by the Rule, after approval by a majority vote of: (a) the Trust's Board of Trustees; (b) the members of the Board of the Trust who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Trust's Plan, and/or (iii) upon execution of an exhibit adopting this Plan with respect to such class.


                                    EXHIBIT A
                                     to the
                    Amended and Restated Multiple Class Plan
                              FIRSTAR STELLAR FUNDS

Firstar Stellar Capital Appreciation Fund            A Shares
                                                     B Shares

Firstar Stellar Growth Equity Fund                   A Shares
                                                     B Shares
                                                     Y Shares

Firstar Stellar International Equity Fund            A Shares
                                                     B Shares

Firstar Stellar Relative Value Fund                  A Shares
                                                     B Shares
                                                     Y Shares

Firstar Stellar Strategic Income Fund                A Shares
                                                     B Shares

Firstar Stellar Treasury Fund                        C Shares
                                                     Y Shares

Firstar Stellar U.S. Government Income Fund          A Shares
                                                     B Shares

Firstar Stellar Fund                                 A Shares
                                                     B Shares
                                                     Y Shares

Firstar Stellar Insured Tax-Free Bond Fund           A Shares
                                                     B Shares

Firstar Stellar Science & Technology Fund            A Shares
                                                     B Shares
                                                     Y Shares

         This Amended and Restated Multiple Class Plan is adopted by Firstar Stellar Funds with respect to the Classes of Shares of the portfolios of Firstar Stellar Funds as set forth above.

         WITNESS the due execution hereof this 20th day of January 2000

FIRSTAR STELLAR FUNDS

By: ______________________________

Title: _____________________________

Date: _____________________________